Exhibit 10. (ee)

June 25, 2009

PERSONAL AND CONFIDENTIAL

Victor J. Nesi

1545 Fairfield Beach Road

Fairfield, CT 06824

Dear Victor:

We are very excited about the opportunity of having you join Stifel, Nicolaus & Company, Incorporated ("Stifel Nicolaus") as an Executive Vice President, Co-Director of Capital Markets and Director of Investment Banking and Originations and a Senior Vice President with Stifel Financial Corp. We have structured and are offering a package that we trust you will find attractive. We believe that Stifel Nicolaus offers you the opportunity to add to your impressive career achievements and to make a significant contribution to our firm as well.

This letter of employment sets forth the terms and conditions, financial and otherwise, of the agreement between Stifel Nicolaus and you relating to your future employment by Stifel Nicolaus:

A.	Position:

Executive Vice President and Co-Director of Capital Markets and Director of Investment Banking and Originations, and a Senior Vice President with Stifel Financial Corp., reporting to the Chairman and CEO of Stifel Financial Corp. You shall be based in Stifel Nicolaus' New York office. We will also recommend to the Nominating! Corporate Governance Committee that it consider and select you (or recommend to the full Board of Directors that it consider and select you) for a seat on the Board of Stifel Financial Corp.

B.	Start Date:	July 1, 2009 or another date mutually agreed by Stifel Nicolaus and you.
C.	Base Compensation:

This is a full-time position. Base salary will be at the rate of $250,000 per annum. Your base compensation will be payable on a semi-monthly basis in accordance with Stifel Nicolaus' customary policies. Base salary will be subject to annual review under Stifel Nicolaus' employment policies, although you understand that Base Compensation is not expected to increase for senior executives due the Company's policy of performance-based compensation.

D.	Restricted Stock Units:

In addition, (a)(i) you will receive that number of Stifel Financial Restricted Stock Units valued at $500,000 (based on the per share closing price of Stifel Financial Corp.'s common stock ("Stifel Financial Common Stock") as of the date of the date of your commencement of employment with Stile]. Nicolaus or $40.00, whichever is lower) pursuant to the Stifel, Nicolaus & Company, Incorporated 2008 Wealth Accumulation Plan ("SWAP") (each Restricted Stock Unit representing the right to receive one share of Stifel Financial Common Stock as of the vesting dates described below without cash payment by you) and, subject to the other terms of this letter agreement (including, but not limited to, subparagraph (c) below), these Stifel Financial Restricted Stock Units will vest monthly and ratably over four years from the date you commence employment in 48 equal installments (i.e., 1148th per month), and will be distributed to you annually after the Plan Year (but no later than the fifteenth day of the third calendar month following such Plan Year) in which the respective Restricted Stock Units vest pursuant to Sections 7.1 and 7.10 of the SWAP; provided, however, that in the event of termination of your employment for reasons other than those listed in subparagraph (c) below, you will be entitled to receive those Stifel Financial Restricted Stock Units in which you are then fully vested, which Stifel Financial Restricted Stock Units shall be distributed to you in accordance with the applicable provisions of Article VII of the SWAP; plus (ii) Stifel Financial will make that number of shares of Stifel Financial Common Stock valued at $2,000,000 (based upon the per share closing price of Stifel Financial Common Stock as of the date of the date of your commencement of employment with Stifel Nicolaus or $40.00, whichever is lower, and which shall also be the per share purchase price in such transaction) available for purchase by you pursuant to a subscription agreement in a private placement transaction, which purchase shall be consummated no later than 30 days following the commencement of your employment (but in no event later than December 31, 2009). Your ability to participate in such private placement offering shall be subject to applicable private placement restrictions, including verification of your status as an "accredited investor" under Regulation D. Such shares will initially be restricted shares under applicable federal and state securities laws, and subject to restrictions on resale under applicable federal and state securities laws (except for resales, gifts, donations or other transfers or dispositions permitted pursuant to Rule 144 or other applicable exemptions from registration), but shall be under no other contractual or legal restrictions. In the event that you purchase the entire $2,000,000 of Stifel Financial Common Stock in the private placement pursuant to the foregoing, Stifel Financial will grant you an additional number of Stifel Financial Restricted Stock Units with a value of $1,000,000 [i.e., 50% of the above amount] (based upon the per share closing price of Stifel Financial Common Stock as of the date of the date of your commencement of employment with Stifel Nicolaus or $40.00, whichever is lower). Subject to the other terms of this letter agreement (including, but not limited to, subparagraph (c) below), these additional Stifel Financial Restricted Stock Units will vest monthly and ratably over four years from the date you commence employment in 48 equal installments (i.e., 1/48m per month), and will be distributed to you annually after the Plan Year (but no later than the fifteenth day of the third calendar month following such Plan Year) in which the respective Restricted Stock Units vest pursuant to Sections 7.1 and 7.10 of the SWAP; provided, however, that in the event of termination of your employment for reasons other than those listed in subparagraph (c) below you will be entitled to receive those Stifel Financial Restricted Stock Units in which you are then fully vested, which Stifel Financial Restricted Stock Units will be distributed to you in accordance with the applicable provisions of Article VII of the SWAP.

Plus

(b) you will receive a performance-based grant of Stifel Financial Restricted Stock Units valued at $2,500,000 (based upon the per share closing price of Stifel Financial Common Stock as of the date of the date of your commencement of employment with Stifel Nicolaus or $40.00, whichever is lower) pursuant to the SWAP (each Restricted Stock Unit representing the right to receive one share of Stifel Financial Common Stock as of the vesting dates described below without cash payment by you) and, subject to the other terms of this letter agreement (including, but not limited to, subparagraph (c) below), these Stifel Financial Restricted Stock Units will vest pro rata, one-tenth per year for 10 years, commencing on the first anniversary of issuance, and will be distributed to you pursuant to Section 7.10 and Appendix A (as an A-10 RA grant) of the SWAP; provided, however, that:

(i) The vesting of $1,000,000 of such performance-based grant will accelerate, over and above the annual pro rata vesting described above on a net basis based on 5% of your attributed revenue production in each fiscal year as determined by the Investment Banking Department's normal revenue attribution methodology as then in effect. The following table sets forth illustrative examples based on assumed annual attributed revenue production of $5 million, $7.5 million and $10 million, respectively:

Assumed Attributed Revenue Production	5% of Revenue Production	Pro Rata Annual Vest	Net Additional Acceleration	No. Years to fully vest*
$5 million	$250,000	$100,000	$150,000	4
$7.5 million	$375,000	$100,000	$275,000	2.67
$10 million	$500,000	$100,000	$400,000	2

* Represents number of full years for the $1,000,000 performance-based grant to fully vest assuming that the same Assumed Attributed Revenue Production is achieved in each year.

(ii) The vesting of the remaining $1,500,000 of such performance-based grant will accelerate, incrementally over and above the annual pro rata vesting described above, based on the overall annual Investment Banking Revenues attributable to the Equity Capital Markets Group of Stifel Nicolaus according to the following schedule:

Investment Banking Revenue	Incremental Annual Vest	Pro Rata Annual Vest	Aggregate Annual Vest	No. Years to fully vest*
Less than $70 million	$-	$150,000	$150,000	10
$70 million - less than $80 million	$50,000	$150,000	$200,000	7.5
$80 million - less than $100 million	$150,000	$150,000	$300,000	5
$100 million or over	$250,000	$150,000	$400,000	3.75

* Represents number of full years for the $1,500,000 performance-based grant to fully vest assuming that the applicable Investment Banking Revenue is achieved in. each year.

Any portion of Stifel Restricted Stock Units which accelerate and vest pursuant to subparagraph (i) or (ii) above shall be distributed to you annually after the Plan Year (but no later than the fifteenth day of the third calendar month following such Plan Year) in which the respective Restricted Stock Units vest pursuant to Sections 7.1 and 7.10 of the SWAP.

Notwithstanding anything to the contrary set forth herein, you acknowledge and agree that the appropriate tax withholding obligations will be met by the withholding of Restricted Stock Units granted to you pursuant to this Paragraph D, or at your election, in cash withheld from other payments due you or paid to Stifel Financial Corp. or Stifel Nicolaus by you.

(c) Acceleration on Certain Events: Notwithstanding the foregoing, any unvested portion of the Stifel Financial Restricted Stock Units granted to you pursuant to subsection (a)(i) and (ii) and/or (b) of this Paragraph D shall immediately vest and shall be distributed to you in accordance with the applicable provisions of Article VII of the SWAP in the event of any of the following: (i) your death, Disability or involuntary Termination of Employment in accordance with (and as such terms are defined in) the SWAP; (ii) upon a "Change of Control" (as defined in Exhibit A hereto); (iii) termination of your employment by Stifel for a reason other than a Good Cause Event (as defined in Exhibit A hereto); or (iv) your resignation for Good Reason (as defined in Exhibit A  hereto).

E.	Discretionary Bonus:

You will be eligible to participate in the Stifel Nicolaus bonus pool on the same basis as similar management executives in Equity Capital Markets Group of Stifel, commencing in February 2010 for services rendered during calendar year 2009. Any bonus compensation is discretionary and will be determined in accordance with the then prevailing compensation arrangements for comparable employees of your department. Stifel Nicolaus pays bonuses based upon calendar year performance. These bonuses are paid during the month of February following the close of the calendar year in. which the services were performed.

F.	Deferred Compensation:

The annual bonus amounts are subject to the SWAP, as the SWAP plan may be amended from time-to-time. Under the current SWAP plan, up to 15% of your bonus (to the extent payable pursuant to Paragraph E above) will be deferred and payable in Stifel Financial Common Stock vesting in equal annual installments on the first, second and third anniversaries of issuance and be distributed to you on the third anniversary of issuance pursuant to Article VII and Appendix A (as an A-3 M R CM25 grant) of the SWAP, subject to a company match of Stifel Financial Restricted Stock Units representing 25% of the above deferred stock portion of your bonus which will cliff-vest and be distributed on the third anniversary of issuance pursuant to Article VII and Appendix A (as an A-3 CM C grant) of the SWAP. in addition, you may elect to defer up to an additional 15% of your bonus (to the extent payable pursuant to Paragraph E above) which is also payable in Stifel Financial Common Stock under the SWAP plan, which will be immediately vested and be distributed to you on the third anniversary of issuance pursuant to Article VII and Appendix A (as an A-3 E V CM25 grant) of the SWAP, subject to a company match of Stifel Financial Restricted Stock Units representing 25% of the additional deferred stock portion of your bonus which will cliff-vest and be distributed on the third anniversary of issuance pursuant to Article VII and Appendix A (as an A-3 CM C grant) of the SWAP. You may elect to defer any bonus in respect of 2009 within 30 days of becoming employed by Stifel Nicolaus and otherwise in accordance with Section 4.3 of the SWAP.

G.	Medical and Other Benefits; Expense Allowance:

Expense Allowance: You will be eligible for Stifel Nicolaus' Benefits Program to the same extent as other similarly situated senior management in the Stifel Equity Capital Markets Group as of July 1, 2009. Accordingly, assuming the start date set forth in Paragraph B above, your medical/dental benefits will be effective on July 1, 2009.

Stifel Nicolaus will provide you a $10,000 non-allocated expense allowance (taxable income). Stifel Nicolaus will reimburse other reasonable business expenses through its standard expense reimbursement system.

H.	Securities Licenses:	You have advised Stifel Nicolaus that you possess FINRA Series 7, 24 and Series 63 securities licenses and registrations.
I.	"At Will" Employment and Other Conditions:

Your employment with Stifel Nicolaus is "at will" and nothing contained in this letter is intended to create an employment agreement or to restrict the right of Stifel Nicolaus to terminate your employment at any time, with or without cause, without any further obligation to you except as otherwise specifically provided in this letter. To receive any salary, bonus or other compensation for which you may be eligible, or, subject to the provisions of Paragraph D(c) above, to vest in any Stifel Financial Common Stock or Stifel Financial Corp. Restricted Stock Units, you must be an employee in good standing at the time any such compensation is paid or vesting is scheduled to occur. If you intend to voluntarily terminate your employment, you acknowledge and agree that you must provide Stifel Nicolaus with ninety (90) calendar days' written notice of your intent to resign from your employment, and during this ninety (90) calendar day period, you will continue to be an employee of Stifel Nicolaus and may be required to continue to perform certain job responsibilities and/or transition your job responsibilities. The date on which you give such notice to Stifel Nicolaus is referred to herein as the "Notice Date," and the 90-day period is referred to herein as the "Notice Period." During this Notice Period, you will continue to receive your base salary, vest in the shares of Stifel Financial Common Stock and Restricted Stock Units and participate in all benefit plans corresponding to an employee at your level. Stifel Nicolaus may require that you do not come to work during the Notice Period. In no event, however, may you perform any services for any other employer until six (6) months following the Notice Date.

J.	Representation:

By accepting employment with Stifel Nicolaus, you are representing that there are no restrictions, legal, contractual or otherwise, upon your ability to be employed by Stifel Nicolaus or your ability to provide the services contemplated herein, except for those restrictions contained in that certain Agreement and Release, dated February 2, 2009, between you and Merrill Lynch & Co., Inc., which you have provided to Stifel Nicolaus. You and Stifel Nicolaus agree to comply with the terms of such agreement.

K.	Non-Solicit:

In consideration of Stifel Nicolaus' obligations hereunder, you agree that, for a period of nine (9) months after the Notice Date, you will not, directly or indirectly solicit any person who is or was an employee, independent contractor, consultant or advisor of Stifel Nicolaus or its affiliates at any time during the six (6) months preceding your actual termination of employment (an "Affected Person") to be employed by or provide services for another party in any capacity ("Alternative Employment") or to interfere with any contractual or client relationship of Stifel Nicolaus that may exist from lime-to-time. Solicitation shall include your inducing, attempting to induce or encouraging an Affected Person to take Alternative Employment, but shall not include general forms of advertising and solicitation not specifically directed at Stifel Nicolaus employees. In addition, you may solicit any Affected Person who has been terminated by Stifel Nicolaus or its affiliates so long as such solicitation does not commence until after such termination, and provided that "terminated by Stifel Nicolaus or its affiliates" shall not include any person who has voluntarily resigned his or her position from Stifel Nicolaus or the applicable affiliate.

L.	Confidentiality:

You agree, commencing on the date of this letter agreement and continuing both through and after the term of your employment by Stifel Nicolaus, to keep secret and strictly confidential, and not to use or disclose to any third parties, the contents of this letter or the fact that any discussions or negotiations are taking place between Stifel Nicolaus and you, any of Stifel Financial Corp.'s or Stifel Nicolaus' proprietary confidential information, or any non-public information regarding Stifel Nicolaus' clients or prospective clients, except (a) as directly required to perform your employment responsibilities for Stifel Nicolaus; (b) to your attorneys, accountants and other personal advisors on a need-to know basis (each of whom shall observe confidentiality); and (c) as required by law or pursuant to a court order.

M.	Injunctive Relief :

In the event of a breach or threatened breach of any of your duties and obligations under the terms and provisions of Paragraphs I, K and/or L above, Stifel Nicolaus shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. You hereby expressly acknowledge that the harm which might result to Stifel Nicolaus' business as a result of any non-compliance by you with any of the provisions of Paragraphs I, K or L above would be irreparable and that you will not oppose the granting of any injunctive relief in connection therewith.

N.	Conditions:

As with all Stifel Nicolaus employees, you agree to be subject to all policies and practices of Stifel Nicolaus as set forth in the Associates Manual, any policy manuals and other communications, as each may be updated, amended or changed from time to time.

O.	Arbitration:

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law or conflicts of laws principles. Any dispute or disagreement arising out of this letter agreement or a claimed breach, except that which involves a right to injunctive relief, shall be finally resolved by binding arbitration in St. Louis, Missouri under the arbitration rules of the Financial Industry Regulatory Authority.

P.	Tax Withholding:

You acknowledge that amounts payable as described in this letter agreement are subject to applicable tax withholding required by the Internal Revenue Code, by an applicable state's income tax, or by an applicable city, county or municipality's earnings or income tax act. Stifel Nicolaus shall withhold from payroll, or collect from you the amount necessary to remit on your behalf any FICA taxes which may be required with respect to such amounts, as determined by Stifel Nicolaus.

Please indicate your acceptance of this offer of employment by signing below and returning this letter agreement in its entirety to me. Please remember to keep one copy for your records.

On behalf of Stifel Nicolaus, I would like to welcome you to the firm and wish you every success in your new position.

Sincerely Yours,

/s/ Ronald J. Kruszewski
Ronald J. Kruszewski
Chairman, President and Chief Executive Officer

Accepted and Agreed on August 1, 2009:

/s/ Victor J. Nesi
Victor J. Nesi

Exhibit A

Certain Definitions

  The term "Change in Control" means:

                                 i.      The acquisition by any individual, entity or group, or a Person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of ownership of 15% or more of either (a) the then outstanding shares of Stifel Financial Common Stock (for purposes of these definitions, the "Company") (the "Outstanding Company Stock") or (b) the combined voting power of the then outstanding voting securities of Stifel Financial Corp, (for purposes of these definitions, the "Company") entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, such an acquisition of ownership of 15% or more but less than 25% of Outstanding Company Stock or Outstanding Company Voting Securities with the prior approval of the Board of Directors of the Company shall not result in a Change in Control within the meaning of this subparagraph; or

                                ii.      Individuals who, as the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for. any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                              iii.      Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (a) more than 50% of, respectively, the then outstanding shares of stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person beneficially owns, directly or indirectly, 15% or more of, respectively, the then outstanding shares of stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors (provided, however, such 15% threshold may be increased up to 25% by the Board of Directors of the Company prior to such approval by the stockholders) and (c) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

                              iv.      Approval by the stockholders of the Company of (a) a complete liquidation or dissolution of the Company or (b) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (1) more than 50% of respectively, the then outstanding shares of stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person beneficially owns, directly or indirectly, 15% or more of, respectively, the then outstanding shares of stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors (provided, however, such 15% threshold may be increased up to 25% by the Board of Directors of the Company prior to such approval by the stockholders) and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

  The term "Good Cause Event" shall mean (a) a good. faith determination by the Board of Directors, after notice to you and opportunity by you to be heard, that you committed a fraud, misappropriation, embezzlement or theft against or from the Company or any of its subsidiaries, (b) conviction of you of a felony or (c) a good faith determination by the Board of Directors, after a ninety day warning and the opportunity to cure and to be heard by the Board of Directors, on substantial evidence that you were grossly negligent in carrying out, or unreasonably refused to serve or carry out, the duties and responsibilities of your employment with the Company.
  The term "Good Reason" shall mean the occurrence of any of the following without your consent: (a) the assignment to you of any duties inconsistent in any material respect with your positions as Executive Vice President, Co-Director of Capital Markets and Director of Investment Banking and Originations, of Stifel Nicolaus, and a Senior Vice President of the Company (including status, offices, titles and reporting requirements), authority, duties or responsibilities as of the commencement of your employment with the Company, or any action by the Company that results in material diminution in such positions, authority, duties or responsibilities, excluding, for this purpose, any isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of written notice thereof given by you; or (b) any failure by the Company to provide the compensation and benefits to which you are entitled under any agreement with the Company or any of its subsidiaries or any compensation or benefit plan or practice generally applicable to senior executives of the Company, other than any isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of written notice given by you; or (c) the Company requiring you to be based at a location that is more than 50 miles from New York, New York.